2AQ Putnam Research Fund attachment
1/31/06 Semi-annual

Regulatory matters and litigation

Putnam Management has entered into agreements with the Securities and Exchange Commission and the Massachusetts Securities Division settling charges connected with excessive short-term trading by Putnam employees and, in the case of the charges brought by the Massachusetts Securities Division, by participants in some Putnam-administered 401(k) plans. Pursuant to these settlement agreements, Putnam Management will pay a total of $193.5 million in penalties and restitution, with $153.5 million being paid to certain open-end funds and their shareholders. The amount will be allocated to shareholders and funds pursuant to a plan developed by an independent consultant, and will be paid following approval of the plan by the SEC and the Massachusetts Securities Division.

The Securities and Exchange Commissions and Massachusetts Securities Divisions allegations and related matters also serve as the general basis for numerous lawsuits, including purported class action lawsuits filed against Putnam Management and certain related parties, including certain Putnam funds. Putnam Management will bear any costs incurred by Putnam funds in connection with these lawsuits. Putnam Management believes that the likelihood that the pending private lawsuits and purported class action lawsuits will have a material adverse financial impact on the fund is remote, and the pending actions are not likely to materially affect its ability to provide investment management services to its clients, including the Putnam funds.

Pursuant to a settlement with the Securities and Exchange Commission relating to Putnam Managements brokerage allocation practices, on October 13, 2005 the fund received $1,236,491 in proceeds paid by Putnam Management. The fund had accrued a receivable for this amount in the prior fiscal year.

Putnam Investments has recorded a charge of $30 million for the estimated cost, excluding interest, that it believes will be necessary to address issues relating to the calculation of certain amounts paid by the Putnam mutual funds in previous years. The previous payments were cost reimbursements by the Putnam funds to Putnam for transfer agent services relating to defined contribution operations. In March 2006, the fund recorded a receivable of $644,340 from Putnam Investments in connection with this matter. Review of the matter is ongoing and the amount received by the fund may be adjusted in the future. Such adjustment is not expected to be material.

Putnam Management and Putnam Retail Management are named as defendants in a civil suit in which the plaintiffs allege that the management and distribution fees paid by certain Putnam funds were excessive and seek recovery under the Investment Company Act of 1940. Putnam Management and Putnam Retail Management have contested the plaintiffs claims and the matter is currently pending in the U.S. District Court for the District of Massachusetts. Based on currently available information, Putnam Management believes that this action is without merit and that it is unlikely to have a material effect on Putnam Managements and Putnam Retail Managements ability to provide services to their clients, including the fund.

The Fort Worth office of the Securities and Exchange Commission has stated that it does not believe that the previous structure of the Funds investment management fee, which included a performance component in addition to a base fee, fully complied with SEC regulations concerning performance fees. In order to resolve this matter, Putnam Management submitted an offer of settlement to the SECs Fort Worth office on December 30, 2005. The offer of settlement, pursuant to which Putnam would neither admit nor deny wrongdoing, remains subject to acceptance by the SEC. On November 18, 2005, in connection with the proposed settlement, Putnam Management reimbursed the fund $1,650,602 (corresponding to a receivable of $1,555,106 recorded in the prior fiscal year and an additional receivable of $95,496 recorded on September 9, 2005). The reimbursement represents a retroactive adjustment to the fee structure from April 1, 1997 (the date when the performance fee was put in effect) through September 27, 2004. Since September 27, 2004, pending resolution of the issue, the management fee has been accrued under an adjusted fee structure. Putnam Management believes that the likelihood that this matter will have a material adverse financial impact on the fund or negatively impact Putnam Managements ability to provide investment services to the fund is remote.